Exhibit 4.2 DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934 Homeland Energy Solutions, LLC (the “Company”) has one class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended: the Membership Units (the “Units”). The following summary of the terms of the Units of the Company is not meant to be complete and is qualified by reference to the relevant provisions of the Revised Uniform Limited Liability Company Act of the State of Iowa (the “Iowa LLC Act”), the complete text of the Company’s Articles of Organization (the “Articles of Organization”) and the complete text of the Company’s Amended and Restated Operating Agreement, as amended (the “Operating Agreement”). The Articles of Organization and Operating Agreement along with amendments thereto are exhibited on our Annual Report on Form 10-K, of which this Exhibit 4.1 is a part. Authorized Limited Liability Company Units The Company is authorized to issue an unlimited number of units. The Units have no par value and are of a single class with identical rights. Description of Units Rights Attached to Units. Unless designated differently by the Board of Directors of the Company (the “Board of Directors”), each Unit begins with (i) a Membership Voting Interest, entitling the Unit Holder to one (1) vote on all matters that are required to be submitted to the Members pursuant to the Operating Agreement or the Iowa LLC Act and (ii) a Membership Economic Interest entitling the Unit Holder to a share of “Profits” and “Losses,” (as defined in the Operating Agreement), the right to receive distributions of the Company’s assets and the right to information concerning the business and affairs of the Company provided by the Iowa LLC Act. In the Operating Agreement, and in this Exhibit 4.2, the Membership Voting Interest and Membership Economic Interest are referred to collectively as “Membership Interest”. The Membership Voting Interests or Membership Economic Interests can be severed due to an assignment of the Units by private parties. In the event of an assignment or transfer of Units that is not recognized by the Company and whereby the holder of such Units does not become a full Member in accordance with the Operating Agreement, the Units will only retain Membership Economic Interests. Voting Rights. Each Unit entitles its holder to one vote for each Unit held so long as that Unit still retains its Membership Voting Interest. Amendments to the Operating Agreement. An amendment to the Operating Agreement of the Company may be approved either via written consent of the Members or through a duly called meeting of the Members. At a meeting, a quorum must be present to transact business. A quorum is present when of at least 30% of the Units with Membership Voting Interests (in person or by proxy or mail ballot) are present. To take an action after a quorum is established, a majority of the Units held by the members who retain Membership Voting Interests must approve the amendment. However, the Operating Agreement cannot be amended without the consent of each Member whose limited liability or Membership Economic Interests would be adversely affected. Act of Members. The Members can take action by a meeting where a quorum is present. A quorum is present when of at least 30% of the Units with Membership Voting Interests (in person or by proxy or mail ballot) are present. To take an action after a quorum is established, a majority of the Units held by the members who retain Membership Voting Interests must approve the amendment, unless the section to which the action pertains to in the Operating Agreement, or the Iowa LLC Act requires a higher affirmative voting threshold. The Members can also take action by unanimous written consent. Distribution Rights. Net Cash Flow (as defined in the Operating Agreement and determined by the Board of Directors), if any, will be distributed to the Unit Holders subject to any loan covenants or restrictions that the Company must comply with. The Board of Directors must endeavor to provide for cash distributions.

Rights Upon Liquidation. Upon the winding up of the Company or the occurrence of a deemed liquidation event, the assets of the Company will first be distributed to; (a) First, to creditors (including Members and Directors who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made; (b) Second, to Members in satisfaction of liabilities for distributions pursuant to the Act; (c) Third, the balance, if any, to the Unit Holders in accordance with the positive balance in their Capital Accounts calculated after making the required adjustment set forth in clause (ii)(C) of the definition of Gross Asset Value in §1.10 of the Operating Agreement, after giving effect to all contributions, distributions and allocations for all periods. Other Rights. The Units have no subscription, conversion, or preemptive rights and have no sinking fund provision. Nomination and Election of Directors. Directors may be nominated by any Unit Holder whose Unit has a Membership Voting Interest so long as they provide the Company with written notice of their intent to make such a nomination not less than 120 days before the Date of the Company’s proxy statement is released to the Unit Holders in connection with the previous year’s annual meeting. This notice must include the information required in §5.3(b)(i) of the Operating Agreement. Nominees for open Director positions shall be elected by a plurality of votes of the Members present at the meeting at which a quorum is present (at least 30% of the Members, represented in person, by proxy or via mail ballot) so that the nominees receiving the greatest number of votes relative to the votes cast for their competitors shall be elected Directors. Certain Unit Holder Director Appointments Each holder who purchased five thousand (5,000) or more Units in the Company’s initial public offering is entitled to appoint one (1) Director for each block of five thousand (5,000) Units purchased. However, none of these holders are entitled to appoint more than two (2) directors. This special right expires if the Units are transferred to another holder, unless that holder is an Affiliate or Related Party of the original holder. Voting Requirements for a Change-in-Control. The Directors do not have the authority to cause the Company to merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the Property, except for the liquidating sale of the Property in connection with the dissolution of the Company without the consent of a majority of the holders of the Units with Membership Voting Interests. Trading of Units. There is no established public trading market for the Units. However, on February 5, 2008, the Company established the Unit Trading Bulletin Board, which is a private online matching service, in order to facilitate trading among the Members. The Unit Trading Bulletin Board consists of an electronic bulletin board on the Company’s website that provides a list of interested buyers and a list of interested sellers, along with their non-firm price quotes. The Unit Trading Bulletin Board does not automatically effect matches between potential sellers and buyers and it is the sole responsibility of sellers and buyers to contact each other to negotiate an agreement to transfer units. The Company does not become involved in any purchase or sale negotiations arising from the Unit Trading Bulletin Board and has no role in effecting transactions beyond approval, as required under the Operating Agreement and the issuance of new certificates. The Company does not give advice regarding the merits or shortcomings of any particular transaction. The Company does not receive, transfer or hold funds or securities as an incident of operating the Unit Trading Bulletin Board. The Company does not receive any compensation for creating or maintaining the Unit Trading Bulletin Board. In advertising the Unit Trading Bulletin Board, the Company does not characterize Homeland Energy Solutions as being a broker or dealer or an exchange. The Company does not use the Unit Trading Bulletin Board to offer to buy or sell securities other than in compliance with the securities laws, including any applicable registration requirements. Transfer Restrictions. There is a general bar on transfers of Units in the Operating Agreement of the Company except transfers (a) to the transferor’s administrator or trustee to whom such Units are transferred involuntarily by operation of law or without consideration to or in trust for descendants of a Member; (b) at any time following the Company’s initial public offering to (i) to any Person approved by the Directors, in writing or (ii) to any Affiliate or Related party of such Unit Holder (as defined in the Operating Agreement).

A Transfer of Units shall not be treated as a Permitted Transfer unless and until the Directors have approved such Transfer and the following conditions are satisfied, unless waived by the Directors: (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee must execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to affect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer must be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer. (b) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. (c) Except in the case of a Transfer of any Units involuntarily by operation of law, either (i) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (ii) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities. (d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940. (e) Unless otherwise approved by the Directors and a 75% majority in interest of the Members, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Directors and the transferor Member, result in the termination of the Company within the meaning of §708 of the Internal Revenue Code (the “Code) or cause the application of the rules of §168(g)(1)(B) and §168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Unit would, in the opinion of such counsel, cause a termination within the meaning of §708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled to (or required, as the case may be) (i) immediately Transfer only that portion of its Units as may, in the opinion of such counsel, be transferred without causing such a termination and (ii) enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s). (f) No Member may sell all or any portion of its Units after a Dissolution Event (as defined in the Operating Agreement) has occurred. (g) No Person shall Transfer any Unit if, in the determination of the Directors, such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of §7704(b) of the Code. Further, in general, no one Member may hold more than 49% of the Units of the Company. Certain Provisions of Our Certificate of Organization and Operating Agreement

Board of Directors. The Company is managed by a Board of Directors. If a Director has been appointed pursuant to a Holder who purchased at least five thousand (5,000) Units in the Company’s initial public offering, their term is held to be in indefinite, at the pleasure of the appointing holder until their earlier death, resignation or removal. All other Directors’ terms last for a period of three (3) years which are staggered into three classes, Group I, Group II and Group III.